Lighting Science Group Appoints Stephen A. Hamilton as CFO

DALLAS, TX — November 11, 2005 — Lighting Science Group Corporation (OTCBB:LSGP) today announced that it appointed Stephen A. Hamilton as Chief Financial Officer of the Company effective on November 14, 2005, replacing Michael N. Lavey, who has resigned to pursue other business opportunities.

Stephen A. Hamilton, Chartered Accountant, brings to Lighting Science more than 18 years of experience with financings, M&A, risk management, accounting and auditing. From September 2004 until joining Lighting Science, Mr. Hamilton served as a Senior Consultant at Grant Knauth LLP, a consulting firm specializing in technical outsourcing, where he prepared financial statements and Sarbanes-Oxley compliance documents for clients, and acted as liaison with the firm’s stockholders. From June 2000 - September 2004, Mr. Hamilton was with Quadrem International Holding Limited, a private company operating an electronic marketplace used by over 7,500 industrial customers worldwide. He served as CFO of Quadrem from January 2001 - September 2004, during which time he was responsible for all financial functions and was the main contact with domestic and international banks, investors and external auditors. From May 1995 - May 2000, Mr. Hamilton served as Controller and then Group Controller at Noranda Inc., a publicly traded, multi-national mining and metals producer with revenues of $6 billion. While at Noranda, he was responsible for negotiating, performing due diligence and assessing financing for acquisitions of up to $600 million in value, as well as preparing regulatory documents and achieving cost savings through the restructuring of administrative and support processes. Mr. Hamilton began his career as Staff Accountant at Ernst & Young LLP in Toronto. He served in that role from May 1987 - June 1990, and became a Senior Manager until April 1995. Mr. Hamilton received is Bachelor of Commerce from the University of Toronto, and is a Chartered Accountant (CPA equivalent).

Chairman, CEO and President Ron Lusk stated, “We are pleased to welcome Steve to Lighting Science and are confident that his experience will be an asset during this exciting time in the Company’s development. We are grateful for Mike’s contributions to the Company, and wish him well in his future endeavors.”

About Lighting Science Group Corporation
Lighting Science Group Corporation (www.lsgc.com) designs and sells energy efficient lighting solutions based on Optimized Digital Lighting™ (ODL™) technology. The Company's patent-pending designs and manufacturing processes enable affordable, efficient and long lasting LED bulbs to be quickly deployed in existing lighting applications and produce immediate cost savings and environmental benefits.

Certain statements in the press release constitute "forward-looking statements" relating to Lighting Science Group Corporation within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding future events, our financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In some cases you can identify forward-looking statements by terminology such as "may," "will," "would," "should," "could," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict, " "potential" or "continue, " the negative of such terms or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements.

Lighting Science," "Optimized Digital Lighting" and "ODL" are trademarks of Lighting Science Group Corporation.

Contacts:
Ron Lusk, Chairman, CEO & President
Lighting Science Group Corporation
214-382-3630

Investor Relations Counsel:
The Equity Group Inc.
Lauren Barbera
212-836-9610
LBarbera@equityny.com

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